EXHIBIT 99.1

NEWS RELEASE

For Release on June 2, 2014 9:00 AM (ET)	Contact: Steven D. Lance Vice President of Finance/Chief Financial Officer slance@gigatronics.com (925) 302-1056

Giga-tronics High Performance Filter

Extended to Third Aircraft Platform

SAN RAMON, Calif. — June 2, 2014 -- Giga-tronics Incorporated announced today that it has completed a sole-source multi-year agreement with a major aerospace company to develop a variant of its high performance fast tuning YIG filters for a third aircraft platform. In connection with the agreement, the Company has received orders valued at approximately $6.9 million for the non-recurring engineering and for the delivery of a limited number of flight-qualified prototype hardware. The majority of the non-recurring engineering services are expected to be performed over the next twelve months. The Company is also anticipating an additional multi-year order later this year for approximately $10.0 million associated with the production units.

The award for developing the specialty filters based upon the Company's fast switching YIG technology, will be fulfilled by Giga-tronics' Microsource subsidiary co-located with the Company’s instrument division in San Ramon, California. John Regazzi, President and CEO of Giga-tronics, said “Engineers from our components group will produce a working filter in less than 12 months by leveraging Microsource’s F/A-18 and F-15E filter know-how. We are very proud to be chosen for this new program based upon our proven field performance on US Navy and US Air Force fighter jets”.

Giga-tronics Microsource has been supplying sole-sourced filters for a number of years. Ernie Nyiri, Microsource’s program manager, stated “The nature of sole sourced contracts requires Microsource to maintain the highest customer satisfaction as measured by on time delivery product quality & reliability, and price. At the conclusion of the development phase, Microsource will be a supplier of filter systems for all three of the US designed 4th generation fighters”.

Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA". Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning profitability, development of products, future growth, shareholder value, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance, availability of capital and capital resources, the ability to collect receivables and general market conditions. For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 30, 2013, Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".